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                                                                   EXHIBIT (a).3


                              CERTIFICATE OF DESIGNATION
                                          OF
                                    CLASS Z SHARES
                                          OF
                               FORTIS GROWTH FUND, INC.

     The undersigned duly elected Secretary of Fortis Growth Fund, Inc., a Minnesota corporation (the "Fund"), hereby certifies that the following is a true, complete and correct copy of resolutions duly adopted by a majority of the directors of the Board of Directors of the Fund on December 7, 1995.

                      APPROVAL OF CREATION AND DESIGNATION OF
                                   CLASS Z SHARES

     WHEREAS, the total authorized number of shares of the Fund is 100,000,000,000 (one hundred billion), all of which shares are common shares, par value $.01 per share, as set forth in the Fund's Amended and Restated Articles of Incorporation (the "Articles"); and

     WHEREAS, of such 100,000,000,000 common shares, the Board of Directors previously has designated 1,000,000,000 (one billion) as Class A Common Shares, 1,000,000,000 (one billion) as Class B Common Shares, 1,000,000,000 (one billion) as Class C Common Shares and 1,000,000,000 (one billion) as Class H Common Shares; and

     WHEREAS, the Articles provide that the authorized shares of the Fund may be issued in such Classes and with such relative rights and preferences as shall be stated or expressed in a resolution or resolutions providing for the issue of any such Class or Classes of common shares as may be adopted from time to time by the Board of Directors;

     NOW, THEREFORE, BE IT RESOLVED, that of the 96,000,000,000 authorized common shares of the Fund remaining undesignated as to class, 1,000,000,000 (one billion) are hereby designated as Class Z Common Shares.

     FURTHER RESOLVED, that the Class Z Common Shares designated by these resolutions shall have the rights and preferences set forth in the Articles. As provided in Article 5(b) of such Articles, the Class Z Common Shares designated by these resolutions may be subject to such charges and expenses (including by way of example, but not by way of limitation, such front-end and deferred sales charges as may be permitted under the Investment Company Act of 1940, as amended (the "1940 Act") and the rules of the National Association of Securities Dealers, Inc., and expenses under Rule 12b-1 plans, administration plans, service plans, or other plans or arrangements, however designated) as may be adopted from time to time by the Board of Directors of the Fund in accordance, to the extent applicable, with the 1940 Act, which charges and expenses may differ from those applicable to another Class, and all of the charges and expenses to which a Class is subject shall be borne by such Class and shall be appropriately reflected in determining the net asset value and the amounts payable with respect to dividends and distributions on, and redemptions or liquidations of, such Class.

     IN WITNESS WHEREOF, the undersigned has signed this Certificate of Designation on behalf of Fortis Growth Fund, Inc. this 8th day of December 1995.

                                                   /s/Michael J. Radmer
                                                  ------------------------------
                                                  Michael J. Radmer, Secretary